                                                                     EXHIBIT 11


                         American Greetings Corporation
                         ------------------------------

                        Computation of Earnings Per Share
                        ---------------------------------

                                                         (Unaudited)                                       (Unaudited)
                                                   Six Months Ended August 31,                    Three Months Ended August 31,
                                                   ---------------------------                    -----------------------------

                                                  1996                    1995                      1996                  1995
                                                  ----                    ----                      ----                  ----
Average number of
  common shares outstanding                       74,752,729            74,424,282               74,769,491              74,469,837
                                               =============       ===============           ==============        ================

Net income (thousands)                         $      39,201       $        52,329           $       11,429        $         15,029
                                               =============       ===============           ==============        ================

Primary earnings per share                     $         .52       $           .70           $          .15        $            .20
                                               =============       ===============           ==============        ================



                                                 Computation of Fully-Diluted Earnings Per Share  (a)
                                                 ----------------------------------------------------
                                                          (Unaudited)                                       (Unaudited)
                                                   Six Months Ended August 31,                    Three Months Ended August 31,
                                                   ---------------------------                     -----------------------------

                                                  1996                    1995                      1996                  1995
                                                  ----                    ----                      ----                  ----

Average number of common
shares outstanding
on a fully diluted
basis assuming exercise of
stock options based on
the treasury stock method
using the higher of average
market price or ending
market price                                      75,608,970            75,610,620               75,548,141              75,656,175
                                               =============       ===============           ==============        ================

Net income (thousands)                         $      39,201        $       52,329           $       11,429        $         15,029
                                               =============       ===============           ==============        ================

Fully-diluted earnings
  per share                                    $         .52        $          .69           $          .15        $            .20
                                               =============       ===============           ==============        ================

(a) This calculation is submitted in accordance with the Securities Exchange Act of 1934, although not required by Accounting Principles Board Opinion No. 15, since less than a 3% dilution results.

(b) Average market price was used for six months ended August 31, 1996. Ending market price was used for the other periods presented.